UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 12, 2021

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, 4th Floor Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	EPZM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective November 16, 2021, the Board of Directors (the “Board”) of Epizyme, Inc. (the “Company”), upon recommendation from the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), elected Roy A. Beveridge, M.D. to the Board as a Class I director and a member of the Compensation Committee of the Board (the “Compensation Committee”) and elected Carol Stuckley, M.B.A. to the Board as a Class III director and a member of the Audit Committee of the Board (the “Audit Committee”). Dr. Beveridge’s initial term on the Board is scheduled to expire at the Company’s 2023 Annual Meeting of Stockholders, and Ms. Stuckley’s initial term on the Board is scheduled to expire at the Company’s 2022 Annual Meeting of Stockholders. In addition, on and effective November 16, 2021, the Board elected Kenneth Bate, an existing director, to the Compensation Committee.

On November 12, 2021, Andrew R. Allen, M.D., Ph.D. submitted his resignation from the Board, effective November 16, 2021. Dr. Allen has agreed to assist the Company in an advisory capacity for up to 12 months from the effective date of his resignation under the terms of a consulting agreement entered into with the Company.

There are no arrangements or understandings between Dr. Beveridge or Ms. Stuckley and any other person pursuant to which he or she was elected as a director of the Company, nor do Dr. Beveridge or Ms. Stuckley have any direct or indirect material interest in any related party transaction required to be disclosed under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation program (the “Compensation Program”), Dr. Beveridge and Ms. Stuckley will each receive an annual cash retainer of $45,000 for service on the Board, which is payable quarterly in arrears. Dr. Beveridge will receive an additional $7,500 annually for his service on the Compensation Committee, and Ms. Stuckley will receive an additional $10,000 annually for her service on the Audit Committee. Under the Compensation Program, each director may elect to receive such cash retainers in the form of shares of the Company’s common stock. In addition, under the Compensation Program, upon their election as a director, Dr. Beveridge and Ms. Stuckley were each granted on November 16, 2021 (i) a nonstatutory stock option to purchase 83,298 shares of the Company’s common stock at an exercise price per share of $4.27 (each, an “Option”) and (ii) restricted stock units (the “RSUs”) for 16,702 shares of the Company’s common stock. The number of shares of the Company’s common stock issuable upon exercise of each Option and underlying each RSU award accounts for adjustment based on the terms of the Compensation Program, which provides that, for each new director, the aggregate number of shares of the Company’s common stock issuable upon exercise of the Option and underlying the RSU award granted to such new director shall in no event exceed a total of 100,000 shares. Each Option will vest over three years, with 33% of the shares of the Company’s common stock underlying such option vesting on the one-year anniversary of the grant date and the balance vesting in equal monthly installments thereafter until the third anniversary of the grant date, subject to Dr. Beveridge’s and Ms. Stuckley’s continued service as a director, respectively. The shares underlying each RSU award will vest in equal annual installments over three years with the first installment vesting on the first anniversary of the grant date, subject to Dr. Beveridge’s and Ms. Stuckley’s continued service as a director, respectively. The Options and the RSU awards for each of Dr. Beveridge and Ms. Stuckley were granted under the Company’s 2013 Stock Incentive Plan and will become exercisable in full upon the occurrence of a change in control of the Company.

For a full description of the Compensation Program, including a description of the annual equity awards that Dr. Beveridge and Ms. Stuckley will be eligible for under the Compensation Program, see Exhibit 10.26 to the Company’s annual report on Form 10-K for the year ended December 31, 2020 (File No. 001-35945) filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2021.

Also in connection with Dr. Beveridge’s and Ms. Stuckley’s election to the Board, Dr. Beveridge and Ms. Stuckley have each entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.16 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333- 187982) filed with the SEC on April 26, 2013. Pursuant to the terms of that agreement, the Company may be required, among other things, to indemnify Dr. Beveridge and Ms. Stuckley for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of the Company’s directors.

A copy of the Company’s press release announcing Dr. Beveridge’s and Ms. Stuckley’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

99.1	Press release issued by the Company on November 18, 2021

104	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: November 18, 2021	By:	/s/ Grant Bogle
Grant Bogle
President and Chief Executive Officer